Exhibit 5.1

February 18, 2005

Wholesale Auto Receivables Corporation

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Re:	Enforceability Opinion

We are issuing this opinion letter in our capacity as special counsel to Wholesale Auto Receivables Corporation (the “Seller”) and General Motors Acceptance Corporation (“GMAC”) in connection with the issuance of $2,000,000,000 Class A Floating Rate Asset Backed Term Notes, Series 2005-A, $125,275,000 Class B Floating Rate Asset Backed Term Notes, Series 2005-A and $52,198,000 Class C Floating Rate Asset Backed Term Notes, Series 2005-A (collectively, the “2005-A Offered Notes”), $52,198,000 Class D Floating Rate Asset Backed Term Notes, Series 2005-A (together with the 2005-A Offered Notes, the “2005-A Term Notes”), the $900,000,000 maximum aggregate principal balance Class A Floating Rate Asset Backed Revolving Note, Series 2005-RN1 (the “2005-RN1 Revolving Note”), and the $900,000,000 maximum aggregate principal balance Class A Floating Rate Asset Backed Revolving Note, Series 2005-RN2 (the “2005-RN2 Revolving Note,” and together with the 2005-A Term Notes and the 2005-RN1 Revolving Note, the “Notes”) by Superior Wholesale Inventory Financing Trust XI (the “Trust”) pursuant to an Indenture (the “Indenture”), between the Trust and The Bank of New York, as Indenture Trustee (the “Indenture Trustee”); and $146,154,000 initial certificate balance of Floating Rate Asset Backed Certificates, Class 2005-A (the “2005-A Certificates”) by the Trust pursuant to a Trust Agreement (the “Trust Agreement”), between the Seller and Chase Manhattan Bank USA, National Association, as Owner Trustee (the “Owner Trustee”).

The Trust intends to issue the Notes and the 2005-A Certificates on or about February 24, 2005 (the “Issuance Date”).

We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the 2005-A Offered Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:

(i) a copy of the registration statement originally filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-57494) on March 23, 2001, as amended by Amendment No. 1 on April 4, 2001 (as so amended, the “First Registration Statement”), and the registration statement on Form S-3 (File No. 333-109950)

Wholesale Auto Receivables, Inc.

February 18, 2005

originally filed with the Commission on October 24, 2003, as amended by Amendment No. 1 on November 10, 2003 (as so amended, the “Second Registration Statement”), which Second Registration Statement constitutes a post-effective amendment to the First Registration Statement, with respect to asset-backed notes, including the 2005-A Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

(ii) a copy of the prospectus supplement, dated February 17, 2005 (the “Prospectus Supplement”) and the related prospectus, dated May 11, 2004 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the 2005-A Offered Notes;

(iii) the Trust Agreement;

(iv) the Trust Sale and Servicing Agreement (the “Trust Sale and Servicing Agreement”), among the Seller, GMAC, as Servicer, and the Trust;

(v) the Indenture (including the form of Officer’s Issuance Certificate for the 2005-A Offered Notes);

(vi) the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), between GMAC and the Seller; and

(vii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, documents (iii) - (vi) are referred to herein as the “Transaction Documents”).

In arriving at the opinion expressed below, we have examined and relied, to the extent we deem proper, on the Transaction Documents. In our examination, we have assumed that the Officer’s Issuance Certificates will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

On the basis of the foregoing and on the basis of our examination of the Seller’s Certificate of Incorporation and By-laws and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Seller, it is our opinion that:

(a) The Seller is a corporation validly existing and in good standing under the laws of the State of Delaware.

(b) With respect to the 2005-A Offered Notes, when duly executed by the Trust and authenticated by the Indenture Trustee in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the 2005-A Offered Notes will have been duly authorized by all necessary action of the Trust and will have been legally issued and will be enforceable in accordance with their terms and entitled to the

Wholesale Auto Receivables, Inc.

February 18, 2005

benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the 2005-A Offered Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States, the General Corporation Law of the State of Delaware and the Delaware Statutory Trust Act.

We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the 2005-A Offered Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP